UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report August 16, 2007
(Date of earliest event reported):

21ST CENTURY HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL	33311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 581-9993

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

21st Century Holding Company’s (the “Company”, “we” or “us”), wholly owned subsidiary, Federated National Insurance Company (“Federated National”), has entered into an agreement to purchase additional excess of loss catastrophe reinsurance for the 2007 - 2008 hurricane season.

These treaties are designed to reimburse Federated National for property losses under its homeowners’ insurance policies resulting from covered events in the State of Florida, the only state where Federated National is currently writing property insurance at this time. We utilize reinsurance to reduce exposure to catastrophic risk and to help manage capital, while lessening earnings volatility and improving shareholder return, and to support the required statutory surplus requirements. Our catastrophe reinsurance program has been designed to coordinate coverage provided under various treaties with various retentions and limits.

This additional excess of loss catastrophe reinsurance treaty has the same terms as the original excess of loss type treaties except for a term beginning August 16, 2007 and continuing through June 30, 2008. All of the excess of loss catastrophe reinsurance treaties are currently in effect and will continue through June 30, 2008 and have provisions for prepaid automatic reinstatement protection. All of the treaties are with reinsurers that currently have an AM Best rating of B or better.

The additional cost to the Company for this reinsurance treaty for the 2007 - 2008 hurricane season will be approximately $2.6 million. The total cost to the Company inclusive of approximately $15 million payable to the Florida Hurricane Catastrophe Fund (“FHCF”) and the prepaid automatic premium reinstatement protection will be approximately $48.6 million. These reinsurance treaties will afford approximately $404 million of aggregate coverage with maximum single event coverage up to approximately $320 million with the Company being responsible for the first $3.0 million. If a covered loss exceeds $16.0 million our retention will be adjusted to $2.0 million.

All amounts of reinsurance are based on management’s current analysis of Federated National’s exposure levels to catastrophic risk. Our data will be subjected to exposure level data analysis at various dates through December 31, 2007. This analysis of our exposure level in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in our exposure level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21ST CENTURY HOLDING COMPANY

Date: August 21, 2007	By: /s/ Peter J. Prygelski
Name: Peter J. Prygelski
Title: Chief Financial Officer
(Principal Accounting and Financial Officer)